EXHIBIT 99.1

Press Release

FOR RELEASE:    July 25, 2022

Apogee Enterprises Announces CFO Transition

MINNEAPOLIS, MN, July 25, 2022 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced the resignation of Nisheet Gupta as Chief Financial Officer, effective August 1, 2022. Mr. Gupta is leaving Apogee to pursue an opportunity outside of the industry. The company has appointed Mark Augdahl as interim Chief Financial Officer, effective upon Mr. Gupta’s departure.

Mr. Augdahl currently serves as Vice President of Finance for Apogee’s Architectural Glass segment. He joined Apogee in 2000 and brings 35 years of experience as a finance leader. Prior to his current role, he was Vice President of Finance for Apogee’s Architectural Services segment, and he previously served as Apogee’s corporate controller.

“On behalf of the Apogee team and Board, I want to thank Nisheet for his commitment and leadership over the past two years,” said Ty R. Silberhorn, Chief Executive Officer. “He played an important role in guiding Apogee through the pandemic and accelerating the company’s transformation. We wish him well in his future endeavors.”

Mr. Silberhorn continued, “Apogee has a strong team of finance leaders, and I am pleased to have Mark step up as interim CFO. Mark’s deep knowledge of the industry and our finance processes and controls will allow him to move in seamlessly during our search for a permanent CFO.”

The company has begun a search for its next CFO and has retained an executive search firm to assist with the process.

About Apogee Enterprises, Inc.

Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Contact:

Jeff Huebschen

Vice President, Investor Relations & Communications

952.487.7538

ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com